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                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the seventh day of January, 1999 by and between MED/WASTE, INC., a Delaware corporation (the "Company"), and CARLOS CAMPOS ("CAMPOS").

                                R E C I T A L S:

         A. The Company is engaged in the medical waste management business through its wholly owned subsidiaries (the "Business");

         B. CAMPOS has substantial experience in the operation and management of the medical waste business; and

         C. The Company desires to employ CAMPOS as the Company's Executive Vice President and Chief Operating Officer and CAMPOS desires to be employed by the Company in such position on the terms and conditions provided herein; and

         D. The Company believes that it is in the best interest of the Company to assure CAMPOS of a secure minimum compensation and to diminish the inevitable distraction of CAMPOS that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangements upon a Change of Control.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

         1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

         2. POSITION OF EMPLOYMENT.

                  2.1. EMPLOYMENT POSITION. The Company hereby retains and employs CAMPOS as Executive Vice President, Chief Operating Officer of the Business during the term of this Agreement, and the Officers of the Company shall use best efforts to have CAMPOS elected as a Director of the Board once Mr. Bonham resigns or is removed from the Board. CAMPOS shall perform such duties as are usually performed by an Executive Vice President and Chief Operating Officer of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors which are reasonable







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and consistent with the Company's operations, taking into account CAMPOS'
education, expertise and job responsibilities. CAMPOS shall report directly to the Chief Executive Officer AND THE BOARD OF DIRECTORS OF THE COMPANY. All major actions of CAMPOS shall be subject and subordinate to the review and approval of the Chief Executive Officer and the Board of Directors. The Board of Directors shall be the final and exclusive arbiter of all policy decisions relative to Company's Business. In the interim between Board or Executive Committee meetings, the Chairman of the Board shall be the exclusive arbiter of policy matters.

                  2.2. DEVOTION OF TIME. During the term of this Agreement, CAMPOS agrees to devote full time and attention during normal business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to CAMPOS and to use best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this agreement for CAMPOS to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments (i.e. HACIENDA CAMAEL) so long as such activities do not significantly interfere with the performance of CAMPOS' responsibilities with the Company and which investments are not in direct competition with the Company.

                  2.3. CORPORATE OPPORTUNITY. It is the express understanding by and between the parties that the doctrine of corporate opportunity as set forth in Delaware corporate law shall apply to CAMPOS and the Company for any business opportunities in the medical or solid waste industries or such other industry in which the Company operates during the term of this Agreement.

                  2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed by CAMPOS, CAMPOS' principal place of employment shall be in a mutually agreeable location and facility within Miami-Dade County, Florida.

         3. TERM OF EMPLOYMENT

                  3.1. TERM OF EMPLOYMENT. This Agreement shall begin as of the date hereof (the "Commencement Date") and shall end on December 31, 2003, subject to earlier termination as otherwise set forth in this Agreement.

                  3.2. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR NON-PERFORMANCE. The Company may terminate CAMPOS' employment upon thirty (30) days written notice for the following reasons: if







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                           3.2.1. A material default or breach by CAMPOS of any
of the provisions of this Agreement;

                           3.2.2. Failure to follow reasonable and lawful
directives of the Company's Board of Directors, which are consistent with CAMPOS' job responsibilities and performance.

         CAMPOS shall have the right to cure any such default under this Section
3.2 within the thirty (30) day period or such additional time as is reasonably necessary to cure such default if CAMPOS is using diligent effort to cure such default. The notice must set forth in reasonable detail the facts underlying the termination. In the event that CAMPOS' employment is terminated in accordance with the provisions of this Section 3.2, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary. Notwithstanding any termination herein, the provisions of Sections 7, 8, 9, 10, 11 and 12 shall remain in full force and effect.

                  3.3. TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate CAMPOS' employment effective upon written notice, if such termination is for "Cause." For purposes of this Agreement, "Cause" is defined as:

                           3.3.1. Death of CAMPOS;

                           3.3.2. Actions by CAMPOS constituting fraud,
embezzlement or dishonesty;

                           3.3.3. Furnishing MATERIAL false, misleading, or
omissive information to the Company's Board of Directors or any committee thereof;

                           3.3.4. Actions constituting a MATERIAL breach of the
confidentiality of the Business and/or trade secrets of the Company;

                           3.3.5. The commission of an act by CAMPOS involving
moral turpitude WHICH IS EVIDENCED BY ACTUAL DETRIMENTAL IMPACT on the business or reputation of the Company;

                           3.3.6. Intoxication by alcohol or drugs during the
performance of duties on more than one occasion WHICH IS EVIDENCED BY ACTUAL DETRIMENTAL IMPACT on the business or reputation of the Company; or





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                           3.3.7. Any action which constitutes insubordination
as to the Company's Board of Directors.

Upon termination for Cause, the Company shall not be liable for any further compensation or benefits following the effective date of termination other than accrued Base Salary. Notwithstanding any termination herein, the provisions of Sections 7, 8, 9, 10, 11 and 12 shall remain in full force and effect.

                  3.4. TERMINATION WITHOUT CAUSE BY THE COMPANY. The Company shall have the right to terminate this Agreement without cause on thirty (30) days written notice. Upon termination by the Company without cause, the Company shall not be liable for any further compensation, other than remaining Base Salary which would have been paid for the balance of the term of this Agreement if it were not terminated. The payment under this Section 3.4 shall be payable in cash on the same dates and in the same process as Base Salary was payable prior to the effective date of termination. Notwithstanding any termination herein, the provisions of Sections 7, 8, 9, 10, 11 and 12 shall remain in full force and effect during the balance of the term and WHILE PAYMENTS ARE BEING MADE; provided however, that in the event of any breach of the provisions of Sections 7 or 8, the Company shall thereafter immediately terminate all payments which shall not be the Company's exclusive remedy for such breach. If and when the payments cease, so shall the obligations of Sections 8, 9, 10, 11 and 12.

                  3.5. TERMINATION BY CAMPOS. CAMPOS may terminate this Agreement upon thirty (30) days written notice after a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period, or if Company requires CAMPOS to be based at any office outside of Miami-Dade County. Such notice shall set forth in reasonable detail the facts underlying the default. If CAMPOS terminates this Agreement under this Section 3.5, CAMPOS shall be entitled to the remaining Base Salary which would have been paid for the balance of the term of this Agreement if it were not terminated. The payment under this Section 3.5 shall be payable in cash on the same dates and in the same process as Base Salary was payable prior to the effective date of termination. So long as the Company continues to make payment of Base Salary herein, the provisions of Sections 7, 8, 9, 10, 11 and 12 shall remain in full force and effect; provided however, that in the event of any breach of the provisions of Sections 7 or 8, the Company shall thereafter have the right to immediately terminate all payments which shall not be the Company's exclusive remedy for such breach.

                  3.6. TERMINATION BY CAMPOS UPON CHANGE OF CONTROL. CAMPOS may terminate this Agreement upon thirty (30) days written notice at any time within ninety (90) days after a "Change of Control" occurs. Upon such termination, CAMPOS








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shall be entitled to the greater of (a) $500,000 or (b) the remaining
Base Salary which would have been paid for the balance of the term of this Agreement if it were not terminated pursuant to this Section 3.6. Such severance upon a change of control shall be payable in cash in twenty-four (24) monthly installments on the first day of each month commencing the month following termination for a period of twenty-four (24) months. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                           3.6.1. The acquisition by any person, entity or
"group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           3.6.2. If the individuals who serve on the Company
Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or

                           3.6.3. Approval by the Company's stockholders of (i)
a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

                  3.7. AUTOMATIC EXTENSION. This Agreement shall be automatically extended for successive five (5) year periods at the end of the initial or extended terms, unless either party provides written notice of termination to the other party at least six (6) months prior to the expiration of the initial or such extended term, respectively.









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         4. COMPENSATION AND BENEFITS.

                  4.1. SALARY. For the first year of the term of this Agreement, Company shall pay to CAMPOS, not less often than monthly, a base salary at a total annual rate of $185,000 (the "Base Salary"), payable in cash. For each year commencing January 1, 2000, Base Salary shall be the prior year's Base Salary increased in accordance with Section 4.2 herein. The parties acknowledge and agree that it is the Company's goal to increase Base Salary to $225,000 as soon as the Board of Directors determine in its sole discretion that the Company's profitability can support such Base Salary. Notwithstanding, there is no requirement that Base Salary be so increased other than in accordance with
Section 4.2 herein. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time.

                  4.2. COST OF LIVING INCREASE. CAMPOS' Base Salary shall be automatically increased on January 1 of each year commencing January 1, 2000 (the "Yearly Increase") by the greater of (i) $10,000, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Miami Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index"). In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States. The Company Board of Directors shall have the discretion to grant increases of Base Salary in excess of the amount provided herein.

                  4.3. BONUS. Prior to the commencement of each fiscal year of the Company, the Board of Directors, or its Compensation Committee shall establish an Incentive Bonus Plan for such fiscal year. The Incentive Bonus Plan shall entitle CAMPOS to earn a bonus based upon certain goals and objectives to be established in such Incentive Bonus Plan, including profitability of the Company. Such Bonus, if any shall be payable in cash within ninety (90) days following the end of such fiscal year.

                  4.4. STOCK OPTIONS. Upon the Commencement Date herein, the Company shall cause to be granted to CAMPOS options to purchase an aggregate of 100,000 shares of the Company's common stock, $.001 par value pursuant to the Company's 1996 Employee Stock Option Plan. The exercise price shall be the closing sale price of the company's common stock on the Commencement Date as reported on the NASDAQ Small Cap Market. Such Options shall have a term of five years and shall vest and be exercisable 50% six months following the Commencement Date and the balance on the first anniversary of the Commencement Date. Notwithstanding, vesting of options shall immediately accelerate upon an event of Change of Control as defined






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in Section 3.5 herein. All other terms and conditions of the options shall be governed by the provisions of the 1996 Employee Stock Option Plan. In addition, CAMPOS shall be eligible from time to time to receive grants of stock options, under stock option plans or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof.

                  4.5.     ADDITIONAL BENEFITS.

                           4.5.1. VACATION. CAMPOS shall be entitled to a
minimum of three (3) weeks paid vacation during each twelve-month period during the term of this Agreement. Any vacation not taken, will not be paid in cash and will not cumulate from year to year. In addition, CAMPOS shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company's Board of Directors.

                           4.5.2. AUTOMOBILE EXPENSES. During the term of this
Agreement, the Company pay to CAMPOS an automobile expense allowance of $800 per month. Such automobile allowance shall be inclusive of insurance, gasoline, maintenance, depreciation and all other expenses associated therewith.

                           4.5.3. REIMBURSEMENT OF EXPENSES. CAMPOS shall be
reimbursed by the Company for all Business expenses which are reasonably incurred by CAMPOS in the performance of his duties under this Agreement. All reimbursable travel expenses shall be in accordance with mutually agreeable and reasonable policy.

                           4.5.4. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
CAMPOS and his dependents shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time.

         5. DISABILITY.

                  5.1. DISABILITY. In the event that CAMPOS shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, CAMPOS shall continue to receive his Base Salary for the first six (6) months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance, the premiums of which are paid for by Company. If upon the expiration of six (6) months of continuous Disability, CAMPOS remains incapacitated (hereinafter "Permanent Disability"), the Company shall have the right to immediately terminate this Agreement. The Company shall not have any liability





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thereafter for any further compensation or benefits. Notwithstanding any termination herein, the provisions of Sections 6, 7, 8, 9, 10 and 11 shall remain in full force and effect;

                  5.2. DEFINITION OF DISABILITY. Disability for the purposes of this Section 5 shall mean the inability of CAMPOS to perform his duties as described herein as determined by an independent physician mutually acceptable to the Company and CAMPOS.

         6. REPRESENTATION BY CAMPOS. CAMPOS hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder. CAMPOS represents and warrants that he is not subject of any restrictive covenants under any other agreements prohibiting his performance in full hereunder, or which would subject the Company to any claims for tortious interference.

         7. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                  7.1. CONFIDENTIALITY. CAMPOS shall not, during the term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone without Company's prior written consent any knowledge or information with respect to any confidential or secret aspect of the Business, including but not limited to: the Company's costs; supplier's names, pricing and terms; customer names, addresses and telephone numbers, billing procedures; pricing; the Company's Business techniques, computer programs and printouts; identity of prospective customers; confidential information disclosed by the Company's customers to the Company; the Company's banking relationships, including the extent and terms of lines of credit and borrowing costs; or other information concerning the business or its employees, unless the information is legally compelled or already exists in the public domain.

                  7.2. OWNERSHIP OF INFORMATION. CAMPOS recognizes that all records, customer lists, supplier lists, material cost data, files, correspondence with customers and suppliers of material and services, computer printouts, contacts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to the Company's operations and activities and other information relating to the Company, its customers and suppliers, made or received by CAMPOS in the course of his employment are the exclusive property of the Company and CAMPOS holds and uses same as trustee for the Company and subject to the Company's sole






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control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing, unless the information is legally compelled or already exists in the public domain. All of such information which if lost or used by CAMPOS outside the scope of his employment could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

         8. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, CAMPOS covenants and agrees that during his employment and, for a period of eighteen (18) months after he ceases to be employed by the Company, for any reason other than Section 3.4:

                  8.1. RESTRICTION. CAMPOS will not be an employee, agent, director, stockholder or owner (except of not more than controlling interest of the securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firms, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services or supplies similar to the Business (a "Competing Business") within any state in which the Company or any of its subsidiaries at the termination of this Agreement maintain any operations, whether hauling, sales, treatment or disposal (the "Restricted Area").

                  8.2. SOLICITATION OF BUSINESS. CAMPOS will not initiate any contact with, call upon, solicit business from, sell or render services to any customer of the Company with respect to a Competing Business in the Restricted Area or purchase from any supplier or potential supplier any materials for same and CAMPOS shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                  8.3. SOLICITATION OF EMPLOYEES. CAMPOS will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership association or proprietorship, initiate contact with or solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, for the purpose of causing said officer, sales person, agent of other employee to terminate employment with the Company for the purpose of obtaining employment by a Competing Business in the Restricted Area.








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         9. ACKNOWLEDGMENT. CAMPOS HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS
AGREEMENT INHIBITS CAMPOS' ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF EIGHTEEN (18) MONTHS AFTER THE END OF CAMPOS' EMPLOYMENT WITH THE COMPANY. CAMPOS acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. CAMPOS further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise, and that enforcement of this Agreement will not impair CAMPOS' ability to obtain employment commensurate with CAMPOS' ability and on terms fully acceptable to CAMPOS. CAMPOS acknowledges that CAMPOS will be receiving significant information regarding the Business which CAMPOS has not previously received and would not receive without being employed by the Company. CAMPOS acknowledges and confirms that such information would cause the Company serious injury and loss if used by CAMPOS for the benefit of a competitor.

         10. MATERIAL VIOLATION. A violation of Sections 7 or 8 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 12. CAMPOS acknowledges that compliance with the provisions of Sections 7 and 8 are necessary to protect the goodwill and proprietary interests of the Company and is a material condition of employment.

         11. MATERIAL COVENANTS. It is understood by and between the parties that the forgoing covenants set forth in Sections 7 and 8 are essential elements of this Agreement, and that but for the agreement of CAMPOS to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by CAMPOS shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action CAMPOS may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

         12. REMEDIES. CAMPOS hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                  12.1. INJUNCTIVE RELIEF. The Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. CAMPOS agrees that in the event of a violation of breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other






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security and to any other equitable relief the court deems proper; and

                  12.2 TERMINATION OF SEVERANCE. The Company shall immediately cease any payments owing to CAMPOS and shall have no further obligations thereunder;

                  12.3. NON-EXCLUSIVE REMEDY. Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

         13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

         14. INDEMNIFICATION. The Company agrees to indemnify CAMPOS for any and all liabilities to which he may be subject as a result of his service to the company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs incurred as a result of any proceedings brought or threatened against CAMPOS, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by CAMPOS that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

         15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their successors and assigns. Subject to the provisions of
Section 3.5 hereof, the Company shall require any Successor to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. The Company shall be in material breach of this Agreement if any such ITS successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.





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         16. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered; (ii) mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid;
(iii) through a nationally recognized overnight courier; or (iv) via facsimile, to the party at their addresses below:

                  CAMPOS:          P.O. Box 971758
                                   Miami, Florida 33197-1758

                  With a copy to:  S. Daniel Ponce
                                   Hanzman, Criden, Chaykin, Ponce & Wiese, P.A. First Union Financial Center, Suite 2100 Miami, FL 33131

                  The Company:     Med/Waste, Inc.
                                   6175 N.W. 153rd Street, Suite 324
                                   Miami Lakes, Florida 33014
                                   Attention: Chief Executive Officer

                  With a copy to:  BRYAN W. BAUMAN, ESQ.
                                   Wallace, Bauman, Legon, Fodiman &
                                     Shannon, P.A.
                                   1200 Brickell Avenue, Suite 1720
                                   Miami, Florida 33131

or such other address given by such party to the other party at any time hereafter.

         17. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

         18. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

         19. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

         20. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.







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         21. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions of this Agreement.

         22. ATTORNEY'S FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

         23. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                               MED/WASTE, INC., a Delaware corporation



                               By:
                                  ----------------------------------

                                            DANIEL A. STAUBER,
                                  President/Chief Executive Officer



                               ----------------------------------
                                          CARLOS CAMPOS








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